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                                                                     EXHIBIT 2.3


                          AGREEMENT AND PLAN OF MERGER
                                       OF
                          M/I ACQUISITION CORPORATION
                                      AND
                                  INTUIT INC.

         This Agreement and Plan of Merger (this "AGREEMENT") is entered into as of __________, 1995 by and between M/I Acquisition Corporation, a Washington corporation ("M/I") that is a wholly-owned subsidiary of Microsoft Corporation, a Washington corporation ("MICROSOFT"), and Intuit Inc., a Delaware corporation ("INTUIT").

                                    RECITALS

         A. Microsoft, M/I, and Intuit have entered into an Agreement and Plan of Reorganization, dated as of October 13, 1994 (the "PLAN"), providing for certain representations, warranties and agreements in connection with the transactions contemplated hereby, which transactions shall be consummated in accordance with the Delaware General Corporation Law (the "DGCL") and the Washington Business Corporation Act ("WBCA").

         B. The Boards of Directors of Microsoft, M/I and Intuit have determined it to be advisable and in the respective best interests of Microsoft, M/I and Intuit and their stockholders that M/I be merged with and into Intuit through a "reverse triangular" merger of M/I into Intuit (the "MERGER") in which Intuit will be the surviving corporation of the Merger.

         NOW, THEREFORE, M/I and Intuit hereby agree as follows:

         1.      THE MERGER

         M/I will be merged with and into Intuit pursuant to the terms and conditions of this Agreement and in accordance with applicable provisions of the DGCL and WBCA as follows:

                 1.1 CONVERSION OF INTUIT SHARES. Each share of Intuit Common Stock, $0.01 par value ("INTUIT COMMON STOCK") that is issued and outstanding immediately prior to the date and time of filing of this Agreement with the Secretary of State of the State of Delaware and the Secretary of the State of Washington (the "EFFECTIVE TIME") (other than shares to be canceled pursuant to Section 1.1(a) below), shall be converted, without any action on the part of the holder thereof, into and become exchangeable for 1.336 shares (the "EXCHANGE RATIO") of Microsoft Common Stock, $0.00005 par value ("MICROSOFT COMMON STOCK"); provided that if the "Microsoft Average Closing Price" (as defined below) is $53.144 or less the Exchange Ratio shall be recomputed and rounded to the third decimal by dividing $71.00 by the Microsoft Average Closing Price. The "MICROSOFT AVERAGE CLOSING PRICE" shall mean the average closing price of Microsoft Common Stock as publicly reported for the Nasdaq National Market as of 4:00 p.m. Eastern Time over the last ten (10) trading days ending two trading days prior to the first business

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day after satisfaction or waiver of the last to be fulfilled of the conditions set forth in Article VII of the Plan that by their terms are not to occur at the closing of the Merger (the "Closing Date").

                          (A)     CANCELLATION OF INTUIT COMMON STOCK.  At the
Effective Time, all shares of Intuit Common Stock that are owned directly or indirectly by Intuit or Microsoft or by any Subsidiary (as defined below) of Intuit or Microsoft shall be canceled and no stock of Microsoft or other consideration shall be delivered in exchange therefor. In this Agreement, a "SUBSIDIARY" of any corporation or other entity means a corporation, partnership or other entity of which such corporation or entity, directly or indirectly, owns or controls voting securities or other interests which are sufficient to elect a majority of the Board of Directors or other managers of such corporation, partnership or other entity.

                 1.2 ADJUSTMENTS OF EXCHANGE RATIO FOR CAPITAL CHANGES. If, between the date of this Agreement and the Effective Time, the outstanding shares of Microsoft Common Stock or Intuit Common Stock shall have been changed into a different number of shares or a different class or series or otherwise changed by reason of any reclassification, recapitalization, split-up, stock dividend, stock combination, exchange of shares or readjustment or similar transaction, the Exchange Ratio shall be correspondingly adjusted.

                 1.3 DISSENTING SHARES. Holders of shares of Intuit Common Stock who dissent from the Merger are not entitled to rights of appraisal under
Section 262 of the DGCL.

                 1.4 FRACTIONAL SHARES. No fractional shares of Microsoft Common Stock will be issued in the Merger and such fractional interests will not entitle the owner thereof to vote. In lieu of any fractional share, each holder of shares of Intuit Common Stock who would otherwise be entitled to receive a fraction of a share of Microsoft Common Stock will receive from the Exchange Agent (as hereinafter defined), an amount of cash, without interest, equal to the Microsoft Average Closing Price multiplied by the fraction of a share of Microsoft Common Stock to which such holder would otherwise be entitled.

                 1.5 CONVERSION OF INTUIT OPTIONS. At the Effective Time, each of the then outstanding stock options to purchase Intuit Common Stock (collectively, the "INTUIT OPTIONS") will by virtue of the Merger, and without any further action on the part of any holder thereof, be assumed by Microsoft and converted into an option to purchase that number of shares of Microsoft Common Stock determined by multiplying the number of shares of Intuit Common Stock subject to such Intuit Option at the Effective Time by the Exchange Ratio, at an exercise price per share of Microsoft Common Stock equal to the exercise price per share of such Intuit Option immediately prior to the Effective Time divided by the Exchange Ratio. If the foregoing calculation results in an assumed Intuit Option being exercisable for a fraction of a share of Microsoft Common Stock, then the number of shares of Microsoft Common Stock subject to such option will be rounded up to the nearest whole number of shares. The term, exercisability, vesting schedule, status as an "incentive stock option" under Section 422 of the Internal Revenue Code of 1986, as amended (the "CODE"), if applicable, and all other terms and conditions of the Intuit Options will otherwise be unchanged. Continuous employment with Intuit or any of the Intuit Subsidiaries will be credited to an optionee for purposes of determining the vesting of the





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number of shares of Microsoft Common Stock subject to exercise under the optionee's converted Intuit Option after the Effective Time.

                 1.6 EFFECTS OF THE MERGER. At the Effective Time: (a) the separate existence of M/I will cease and M/I will be merged with and into Intuit, and Intuit will be the surviving corporation of the Merger (the "SURVIVING CORPORATION"), pursuant to the terms of the Plan and this Agreement;
(b) the Certificate of Incorporation of Intuit will be the Certificate of Incorporation of the Surviving Corporation, except that such Certificate of Incorporation will be amended as provided in Section 1.7 below; (c) the Bylaws of Intuit immediately prior to the Effective Time will be the Bylaws of the Surviving Corporation; (d) the directors of M/I immediately prior to the Effective Time will become the directors of the Surviving Corporation; (e) the officers of Intuit immediately prior to the Effective Time will become the officers of the Surviving Corporation; (f) each share of M/I Common Stock outstanding immediately prior to the Effective Time will be converted into one share of Common Stock, $0.01 par value, of the Surviving Corporation; (g) each share of Intuit Common Stock and each Intuit Option outstanding immediately prior to the Effective Time will be converted as provided in Sections 1.1, 1.2,
1.4 and 1.5; and (h) the Merger will, from and after the Effective Time, have all of the effects provided by applicable law, including, without limitation, the DGCL and WBCA.

                 1.7 AMENDMENTS OF SURVIVING CORPORATION'S CERTIFICATE OF INCORPORATION. Effective at the Effective Time, Article IV of the Surviving Corporation's Certificate of Incorporation shall be amended to read in its entirety as follows:

         "The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is One Thousand (1,000) shares, all of which shall be designated Common Stock, $0.01 par value per share (the "Common Stock"). Each holder of a share of Common Stock shall be entitled to one (1) vote for each share of Common Stock held on all matters as to which holders of Common Stock shall be entitled to vote."

                 1.8 TAX FREE REORGANIZATION. It is intended that the Plan and the Merger be a tax-free plan of reorganization in accordance with the provisions of Section 368(a)(1)(A) of the Code by virtue of the provisions of
Section 368(a)(2)(E) of the Code.

         2.      CLOSING MATTERS

                 2.1 EXCHANGE AGENT. Promptly after the Effective Time, Microsoft shall deposit with First Interstate Bank of Washington, N.A., or other bank or trust company reasonably satisfactory to Microsoft (the "EXCHANGE AGENT"), for the benefit of the holders of shares of Intuit Common Stock, for exchange in accordance with this Agreement, certificates representing the whole shares of Microsoft Common Stock issuable pursuant to this Agreement in exchange for outstanding shares of Intuit Common Stock (such shares of Microsoft Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "EXCHANGE FUND").





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                 2.2      EXCHANGE PROCEDURES.  As soon as practicable after
the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented issued and outstanding shares of Intuit Common Stock (collectively, the "CERTIFICATES"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Microsoft and Intuit may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing Microsoft Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Microsoft Common Stock which such holder has the right to receive pursuant to the provisions of this Agreement plus cash in lieu of fractional shares as provided in Section 1.4 hereof. The Certificate so surrendered shall forthwith be canceled. If any certificate for Microsoft Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange pay any transfer or other taxes required by reason of the issuance of certificates for such shares of Microsoft Common Stock in a name other than that of the registered holder of the Certificate surrendered, or establish to the satisfaction of Microsoft that such tax has been paid or is not applicable. Certificates of Microsoft Common Stock issued to holders of Intuit Common Stock issued under a Intuit restricted stock plan shall bear legends substantially similar to the legends (other than legends pertaining to inapplicable restrictions on transfers under securities laws) presently on the Intuit Common Stock certificates and as required by WBCA Section 23B.06.270 and other applicable law.

                 2.3 DISTRIBUTIONS WITH RESPECT TO UNSURRENDERED CERTIFICATES. Notwithstanding any other provision of this Agreement, until holders of Certificates have surrendered them for exchange as provided herein,
(i) no dividends or other distributions shall be paid with respect to any shares represented by such Certificates and no payment for fractional shares shall be made, and (ii) without regard to when such Certificates are surrendered for exchange as provided herein, no interest shall be paid on any dividends or other distributions or any payment for fractional shares. Upon surrender of a Certificate, there shall be paid to the holder of such Certificate the amount of any dividends or other distributions which theretofore became payable, but which were not paid by reason of the foregoing, with respect to the number of whole shares of Microsoft Common Stock represented by the certificate or certificates issued upon such surrender.

                 2.4 NO FURTHER OWNERSHIP RIGHTS IN INTUIT COMMON STOCK. All shares of Microsoft Common Stock issued upon the surrender for exchange of shares of Intuit Common Stock in accordance with the terms of this Agreement (including any cash paid in lieu of fractional shares pursuant to Section 1.4 hereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Intuit Common Stock, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Intuit Common Stock which were outstanding immediately prior to





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the Effective Time, if, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.

                 2.5 TERMINATION OF EXCHANGE FUND. Any Microsoft Common Stock and any cash in lieu of fractional share interests made available to the Exchange Agent and not exchanged for Certificates within six months after the Effective Time and any dividends and distributions held by the Exchange Agent for payment or delivery to the holders of unsurrendered Certificates representing Intuit Common Stock and unclaimed at the end of such six month period shall be redelivered or repaid by the Exchange Agent to Microsoft, after which time any holder of Certificates who has not theretofore delivered or surrendered such Certificates to the Exchange Agent, subject to applicable law, shall look as a general creditor only to Microsoft for payment of the Microsoft Common Stock, cash in lieu of fractional shares, and any such dividends or distributions.

                 2.6 NO LIABILITY. None of Microsoft, the Exchange Agent, Intuit, M/I or any other party hereto shall be liable to any holder of Intuit Common Stock for any Microsoft Common Stock, cash in lieu of fractional shares or dividends or distributions delivered to a public official pursuant to applicable abandoned property, escheat or similar law.

         3.      TERMINATION AND AMENDMENT

                 3.1 AGREEMENT SUBJECT TO TERMINATION BY MUTUAL CONSENT. Notwithstanding the approval of this Agreement by the stockholders of M/I and Intuit, this Agreement may be terminated at any time prior to the Effective Time by the mutual written agreement of M/I and Intuit.

                 3.2 AGREEMENT SUBJECT TO TERMINATION ON TERMINATION OF PLAN. Notwithstanding the approval of this Agreement by the stockholders of M/I and Intuit, this Agreement will terminate forthwith in the event that the Plan is terminated in accordance with its terms.

                 3.3 EFFECT OF TERMINATION. In the event of the termination of this Agreement as provided above, this Agreement will forthwith become void and there will be no liability on the part of either Microsoft, M/I or Intuit or their respective officers and directors, except as otherwise provided in the Plan.

                 3.4 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken by their respective Board of Directors, at any time before or after approval by the stockholders of either M/I or Intuit, but, after such approval, no amendment will be made which by applicable law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of M/I and Intuit.





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         4.      MISCELLANEOUS

                 4.1 PLAN. The Plan and this Agreement are intended to be construed together in order to effectuate their purposes.

                 4.2 ASSIGNMENT; BINDING UPON SUCCESSORS AND ASSIGNS. Neither party hereto may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto. This Agreement will be binding upon and inure to the benefits of the parties hereto and their respective successors and permitted assigns.

                 4.3 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

                                          INTUIT INC.


Attest: ______________________________    By__________________________________
             William H. Lane III,                      Scott D. Cook,
                  Secretary                               Chairman


                                          M/I ACQUISITION CORP.


Attest: ______________________________    By__________________________________
              Robert A. Eshelman,                     Gregory B. Maffei,
                   Secretary                              President





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